VIA HAND DELIVERY

October 22, 2014

Robert M. Liszt

Re:  Separation Agreement

Dear Rob:

The purpose of this letter is to accept your resignation from PMC-Sierra (“PMC” or the “Company”) effective December 8, 2014  (your “Separation Date").  Once countersigned by you, this letter reflects our understanding of the terms and conditions of your separation (this “Agreement”).

1.    Transition:   Between the date of this Agreement and your Separation Date (such period being the “Transition Period”), you will continue to receive your current base salary and remain eligible to participate in the Company’s benefit plans in accordance with their terms provided that you continue to perform your duties in good faith and oversee their transition as directed by me.  On your Separation Date you will be paid for all your unearned and unpaid salary, less applicable withholdings and deductions, as well as any accrued but unused vacation and any unused contributions to the Employee Stock Purchase Plan.

2.    Separation Benefits:  Provided that you have signed this Agreement, remain continuously employed by the Company until your Separation Date and execute on your Separation Date the General Release of Claims attached hereto and incorporated herein as Exhibit A (the “General Release”), do not subsequently revoke the General Release and abide by the terms of the non-compete and non-solicitation in Section 4 hereof:

a.

Non-Compete Consideration  –Subject to Sections 4 and 11 hereof, PMC will pay to you an aggregate amount equal to (i) one year of your current base salary and (ii) one year of the Short Term Incentive Program annual bonus at your individual target of 70% of base salary with all performance components factored at 100%, less all taxes and other applicable withholdings, with such aggregate amount to be paid to you in five (5) substantially equal installments on the following dates:

1.	January 10, 2015
2.	March 10, 2015
3.	June 10, 2015
4.	September 10, 2015; and
5.	December 10, 2015.

b.

COBRA Premium Coverage – If you desire to continue your medical benefits and you do not become eligible for coverage under another plan, you may apply for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  COBRA coverage is not automatic; you must apply and PMC cannot make the application for you.  Once PMC receives notification of your COBRA elections, at PMC’s choice and discretion, PMC will (i) for a period of twelve (12) months from your Separation Date (ending January 2016), reimburse you for coverage premiums applicable under COBRA (at the coverage levels under the plan or most similar plan in effect immediately prior to your Separation Date) or (ii) pay you a lump sum payment on the 60th day following the date of your Separation Date equal to the cost of twelve (12) months of such COBRA coverage (at the coverage levels and under the plan or most similar plan in effect immediately prior to your Separation Date).

You acknowledge that you have no pre-existing right or entitlement to any of the above separation benefits.

3.    Equity:    Your equity awards from PMC-Sierra, Inc. will cease vesting on your Separation Date and all unvested equity as of the Separation Date will immediately cancel.  Vested options will be canceled and cease to be exercisable as stipulated in the equity agreement accompanying the award which, as a general rule, would be (a) ninety days following the Separation Date if granted under the 2008 Equity Plan, as amended, or (b) thirty days following the Separation Date if granted under a predecessor or other equity award plan.  Please note that you can only exercise vested stock options until the close of regular trading on NASDAQ (4:00 p.m. Eastern) on the day of cancellation.  Note that NASDAQ is not open every day and sometimes closes early.  NASDAQ’s hours and holiday schedule can be found at:  http://www.nasdaq.com/about/schedule.stm.  As an additional reminder, if you have not accepted the equity agreement associated with an equity grant (options or restricted stock units), you must accept the agreement before the Separation Date or else the grant will cancel on your Separation Date.

During the Transition Period you will remain subject to trade clearance and other trading restrictions stated in the Company’s Insider Trading Policy as well as continued reporting of your equity transactions to the Securities and Exchange Commission (the “SEC”) under Section 16 of the Securities Exchange Act of 1934 (“Section 16”).

After the Separation Date you will not be responsible for filing Form 4’s with the SEC but you will still be responsible for adhering to the “short-swing” profit rule. The Legal Department will provide you with a memo regarding your post-separation Section 16 responsibilities.

4.    Non-compete and Non-solicitation:

a.

Non-compete.  In your position as PMC’s VP of Worldwide Sales, you have been extensively involved in decisions related to the competitive design, development, marketing, positioning and sale of each and every one of the Company's products and services.  By your countersignature to this Agreement, you acknowledge and agree that your role has provided you with unlimited access to highly sensitive proprietary information, including confidential information and trade secrets related to the development of the Company's business model, competitive strategies, product and/or services positioning, marketing, and other information that would be highly injurious if divulged to or used by a Competitor of the Company.  Accordingly, in consideration of the separation benefits described in Section 2(a) of this Agreement, from the date hereof and through January 2016,  you hereby agree that you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor or in any other capacity directly or indirectly, engage in, work for, provide services or assistance to, or own a more than 25% voting interest in any Competitor of the Company.  For purposes of this Section 5(a), “Competitor” means a business anywhere in the world which derives ten percent (10%) or more of its revenues from developing, manufacturing, marketing or selling any products designed, manufactured, marketed or sold by the Company or its subsidiaries as at the date of your Separation of Service.

b.

Non-solicitation.  From now through January 2016,  you will not directly or indirectly induce, encourage, solicit, influence or attempt to influence any employee, contractor or other service provider of the Company or its subsidiaries to cease providing services for the Company or its subsidiaries for any reason, or to employ, interview or arrange to have business opportunities offered to any such individual.

5.    General Release, Right of Review and Revocation and Effective Date:  In addition to signing this Agreement, in order to receive the separation benefits described in Section 2 above, on your Separation Date you must also sign and deliver to the Company the General Release.  The law allows you twenty-one days (21) days (i) to consider the terms and conditions of this Agreement, including the General Release (ii) to consult with an attorney of your own choosing (and cost) regarding whether you should sign this Agreement and the General Release; and (iii) to sign this Agreement and the General Release, if that is what you decide to do.  If you elect not to sign the General Release on your Separation Date, this Agreement will be void and of no force and effect.

If you elect to sign the General Release, you will have seven (7) days following your execution of the General Release on your Separation Date to further consider the terms of the executed Agreement and the General Release and determine whether you wish to revoke the General Release, which revocation will also have the effect of revoking this Agreement.  Thus, the effective date of this Agreement and the General Release, once both are fully executed, will be December 16, 2014, the eighth day after you have timely accepted/executed the General Release (the “Effective Date”).  If you choose to revoke this Agreement and the General Release, you must do so in writing, and the revocation must be addressed and delivered as specified for Legal Notices in Section 13 of this Agreement for receipt effective no later than December 15, 2014.

6.    On-going Confidentiality Obligations:  As a reminder, your obligations under the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated May 9, 2006 (your “PMC Confidentiality Agreement”) remain in effect.  A copy of your PMC Confidentiality Agreement you executed will be provided to you on or before your Separation Date.

7.    Subsidiary Resignations:  Between now and your Separation Date, with specific timing to be determined by PMC, you agree to resign any director and/or officer position you may hold in any PMC subsidiary or branch thereof and execute all documents reasonably requested to effect the same.

8.    Enforcement:  By signing below, you acknowledge that you have no pre-existing right or entitlement to any of the benefits described in Section 2 of this Agreement and that the non-compete and non-solicitation provisions in Section 4 of this Agreement is the primary consideration for PMC’s payment of separation benefits to you.  Accordingly, you hereby acknowledge and agree that if you breach Section 4(a) or (4b) of this Agreement, or (b) if Section 4(a) or 4(b) shall be finally determined under Section 12 hereof to be unenforceable, that consideration for this Agreement has failed and the full amount of the cash benefits paid to you by PMC shall become immediately due and payable to PMC, its successor or assigns and that you shall not be entitled to any unpaid installments of the cash benefits.

9.    Integration and Merger:  With the exception of the Indemnification Agreement effective as of May 17, 2006, the General Release (once executed by you on your Separation Date and not thereafter timely revoked), your PMC Confidentiality Agreement and the grant agreements associated with each equity grant, this Agreement constitutes the entire Agreement between you and PMC with respect to any matters referred to herein.  This Agreement supersedes any and all of the other agreements between you and PMC except as referenced herein.  No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Agreement should be implied or are binding.  You are not relying upon any other agreement, representation, statement or omission, understanding or course of conduct that is not expressly set forth in this Agreement.  This Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or PMC.

10.    Revisions:  To be valid, any changes to this Agreement must be must be in writing and signed by you and me.

11.    Section 409A:  On the Separation Date you will incur a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) which concerns deferred compensation payments.  To the maximum extent possible, amounts payable under this Agreement are intended to comply with either the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions.  Each payment hereunder shall be considered a separate payment.  Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible.  “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

12.    Governing Law and Arbitration:  This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.  Any dispute regarding the breach, termination, or validity thereof, shall be resolved by final and binding arbitration to be exclusively held in Wilmington, Delaware. The claimant shall commence the arbitration by delivering a notice of arbitration to the respondent setting out the nature of the claim(s) and the relief requested. Within 45 days of the receipt of the notice of arbitration, the respondent shall deliver to the claimant its answer and any counterclaim(s), setting out the nature of such counterclaims(s) and the relief requested. The claimant shall appoint an arbitrator in the request for arbitration and the respondent shall appoint an arbitrator in the answer. The two arbitrators so appointed shall, within 30 days of delivery of the answer, appoint a third arbitrator who shall act as the chair of the tribunal.

13.    Notices:   Any notice provided for in this Agreement will be in writing and will be deemed to have been received on the earlier of (a) the date such communication is received, (b) five (5) business days after delivery to the postal service by prepaid certified or registered first class mail or (c) the business day after deliver to an overnight or express courier by express air delivery for delivery during the next business day, in each case addressed as follows, or to such other address as a Party may designate by written notice given to the other party:

Company:  PMC-Sierra, ATTN:  General Counsel, 1380 Bordeaux Drive, Sunnyvale, CA 94089; facsimile: (408) 239-8166; and

Executive:  [Address of principal residence provided on the Separation Date].

14.    Counterparts:  This Agreement may be executed in counterparts, each of which will be deemed an original and all counterparts will together constitute one and the same agreement.  An electronic signature duly authorized by the party will constitute a valid signature of that party.

*******

I would like to thank you in advance for the services you have rendered to PMC-Sierra and for working to ensure a smooth transition.

Yours truly,

PMC-SIERRA, INC.

/s/ Gregory S. Lang

Gregory S. Lang

President and Chief Executive Officer

[Agreement of Employee Provided on the Following Page]

AGREEMENT OF EMPLOYEE:

My signature below signifies my acknowledgement that I have read and understand the foregoing letter and further signifies my agreement with the above terms and conditions of my separation benefits.  I understand that if I do not sign the General Release on my Separation Date, this Agreement is void and of no force and effect and that if I subsequently revoke the General Release in a timely manner, I also revoke this Agreement.

Signed:	/s/ Robert M. Liszt	Date:	10.22. 14
Robert M. Liszt

GENERAL RELEASE OF CLAIMS

(Exhibit A to the Letter Agreement dated October 22, 2014;

to be executed on the Separation Date)

In consideration for receiving the Separation Benefits described in section 2 of the letter agreement dated October 22, 2014, 2014 (the “Agreement”), and except as expressly enumerated in this General Release of Claims (this “General Release”), and for other good and sufficient consideration as reflected in the Agreement, I, Robert M. Liszt hereby acknowledge, on behalf of my heirs, spouse, domestic partner, and assigns, completely waive, release and forever discharge any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, against PMC-Sierra and its current and former predecessors, successors, subsidiaries, officers, directors, partners, agents, employees and assigns (collectively "PMC-Sierra"), with respect to any matter arising out of or connected with my employment with PMC-Sierra, the termination of my employment with PMC-Sierra, and all benefits and compensation connected with my employment with PMC-Sierra or its termination, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract (express and/or implied), breach of the covenant of good faith and fair dealing, any claims of discrimination based on age, sex, race, national origin, religion, or on any other basis, including but not limited to, claims arising under Title VII of the Civil Rights Act of 1964; as amended, any violation of the California Labor Code; the California Fair Employment and Housing Act; any similar laws of other states, the Americans with Disabilities Act; the Age Discrimination in Employment Act including the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employment Retirement Income Security Act; and all other federal, state or local laws or regulations relating to employment; all as amended, and all claims for attorneys’ fees and costs.  The only claims that are not being waived and released under this Release are claims that you may have for vested benefits under the written terms of the Company's or state's benefit plans or claims for any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, are not waivable.

I further agree that this General Release extinguishes all claims, whether known or unknown, foreseen or unforeseen; I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any comparable law of another state, that provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, if any fact with respect to any matter covered by the Agreement and this General Release is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this General Release shall be and remain effective, notwithstanding such difference in the facts.

By signing this General Release below, I understand and agree that:

a.	This General Release is written in a manner I fully understand;

b.	I am specifically waiving any rights or claims arising under the Age Discrimination in Employment Act, as amended (“ADEA”);

c.	This General Release does not waive rights or claims that may arise after the date this General Release is executed;

d.	The rights and claims waived in this General Release are in exchange for consideration over and above anything to which I am already entitled;

e.	I have been advised in writing by PMC-Sierra to consult with an attorney prior to executing the Agreement and this General Release, and that I have, in fact, had an opportunity to do so;

f.

I have had at least twenty-one (21) days (the “Review Period”) (i) to read and consider the terms of the Agreement and this General Release; (ii) to consult with an attorney of my own choosing (and cost) regarding whether I should sign the Agreement and this General Release; and (iii) by signing the Agreement, I committed to sign this separate General Release.

g.

I have seven (7) days following my execution of this General Release on my Separation Date to further consider the terms of the executed Agreement and this General Release and determine whether I wish to revoke this General Release.  I understand that revocation of this General Release also constitutes my revocation of the Agreement.    Thus, the effective date of the Agreement and this General Release will be the eighth day following execution of this General Release (December 16, 2014). If I choose to revoke the Agreement and this General Release, I understand I must do so in writing, and address and deliver such revocation to PMC-Sierra, ATTN:  General Counsel, 1380 Bordeaux Drive, Sunnyvale, CA 94089 (Fax): (408) 239-8166 on or before 5:00 p.m. (Pacific) no later than December 15, 2014, the seventh day following execution of this General Release (the “Last Revocation Day”). I further understand that if I deliver the revocation by hand or facsimile, the revocation will be considered timely if delivered or faxed to the above address and/or fax number on or before the Last Revocation Day. If you deliver the revocation by mail, the revocation will be considered timely if it is sent by overnight courier (i.e., FedEx) for receipt on or before the Last Revocation Day.

AGREEMENT OF EMPLOYEE:

My signature below signifies that I have read and understand the foregoing General Release and that I hereby release all claims voluntarily and with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.  Further, by signing below, I hereby acknowledge my understanding of, and agreement with, the terms and conditions of the Agreement.

Signed:		Date:
Robert M. Liszt